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                                                                    EXHIBIT 23.1

[LETTERHEAD OF KPMG PEAT MARWICK]




                             ACCOUNTANTS' CONSENT
                             --------------------


The Board of Directors
MDT Corporation:


We consent to incorporation by reference in the registration statements, No. 33-30613 on Form S-8; No. 33-18062 on Form S-8; No. 33-20326 on Form S-8; and No.
33-23906 on Form S-8, of MDT Corporation of our report dated May 17, 1996, except as to the third paragraph of note 9 and the second paragraph of note 17, which are as of July 12, 1996, relating to the consolidated balance sheets of MDT Corporation and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1996, and the related schedule, which report appears in the March 31, 1996 Annual Report on Form 10-K of MDT Corporation.

Our report contains an explanatory paragraph that states that the status of the Company's existing credit facilities and the need for borrowing capacity during fiscal 1997 raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ KPMG Peat Marwick LLP

Raleigh, North Carolina
July 12, 1996